Exhibit 21.1

SUBSIDIARIES

Incorporation/Organization	Jurisdiction of
IGATE Technologies Inc. (f/k/a iGATE Capital Management Inc.)	Pennsylvania
IGATE Holding Corporation	Delaware
IGATE Management Inc.	Pennsylvania
IGATE Ventures I L.P. (f/k/a Highgate Ventures I, L.P.)	Delaware
Pure Pay Partners Inc. (f/k/a Mastech Application Services, Inc.)	Pennsylvania
IGATE Government Solutions Inc.	Delaware
IGATE Mortgage Services Inc.	Delaware
IGATE Inc. (f/k/a Mastech Systems Corporation)	Pennsylvania
IGATE Global Solutions Ltd. (f/k/a Mascot Systems Limited)	India
IGATE Infrastructure Management Services Limited (f/k/a IT and T Services Ltd.)	India
Mascot Systems GmbH	Germany
Pan- Asia iGATE Solutions	Mauritius
IGATE Global Solutions Mexico S.A.DE C.V.	Mexico
IGATE Technologies Luxembourg. S.á r.l.	Luxembourg
IGATE Technologies (Canada) Inc.	Canada
CHCS Services Inc.	Florida
IGATE Information Services Private Ltd. (f/k/a Patni Telecom Solutions Private Ltd)	India
IGATE Information Services (UK) Ltd. (f/k/a Patni Telecom Solutions (UK) Ltd)	United Kingdom
PCS Computer Systems Mexico, SA de CV	Mexico
IGATE Singapore Pte Ltd. (f/k/a Patni (Singapore) Pte Ltd.)	Singapore
Patni Computer Systems GmbH	Germany
IGATE Computer Systems (UK) Limited.(f/k/a Patni Computer Systems Limited)	United Kingdom
Patni Computer Systems Indonesia	Indonesia
IGATE Computer Systems (Suzhou) Co Ltd. (f/k/a Patni Computer Systems (Suzhou) Co Ltd)	China
IGATE Computer Systems Japan Inc. (f/k/a Patni Computer Systems Japan Inc.)	Japan